Exhibit 99.1

Capital One Financial Corporation

Monthly Charge-off and Delinquency Statistics

As of and for the month ended July 31, 2013

(Dollars in millions)

Domestic Card Metrics(1)	July 2013
Net principal charge-offs	$219
Average loans held for investment	69,895
Net charge-off rate(2)	3.76%
30+ day performing delinquencies	$2,225
Period-end loans held for investment	70,064
30+ day performing delinquency rate(3)	3.18%

International Card Metrics(1)
Net principal charge-offs	$30
Average loans held for investment	7,760
Net charge-off rate(2)	4.68%
30+ day performing delinquencies	$296
Nonperforming loans	92
Period-end loans held for investment	7,848
30+ day performing delinquency rate(3)	3.77%
Nonperforming loan rate(4)	1.17

Auto Finance Metrics
Net principal charge-offs	$47
Average loans held for investment	29,651
Net charge-off rate(2)	1.92%
30+ day performing delinquencies	$1,910
Nonperforming loans	144
Period-end loans held for investment	29,909
30+ day performing delinquency rate(3)	6.39%
Nonperforming loan rate(4)	0.48

(1)

Period-end loans held for investment and average loans held for investment include accrued finance charges and fees, net of the estimated uncollectible amount. We recognize billed finance charges and fee income on open-ended loans in accordance with the contractual provisions of the credit arrangements and estimate the uncollectible amount on a quarterly basis. The estimated uncollectible amount of billed finance charges and fees is reflected as a reduction in revenue and is not included in our net charge-offs.

(2)	Calculated by dividing annualized net charge-offs for the period by average loans held for investment during the period for the specified loan category.
(3)	Calculated by dividing 30+ day performing delinquent loans as of the end of the period by period-end loans held for investment for the specified loan category.
(4)	Calculated by dividing nonperforming loans as of the end of the period by period-end loans held for investment for the specified loan category.